Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, November 6, 2014		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS THIRD QUARTER 2014 RESULTS

MILL VALLEY, CA – November 6, 2014 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the third quarter of 2014 of $45 million, or $0.50 per fully diluted share. This compares to net income of $16 million, or $0.18 per fully diluted share, for the second quarter of 2014 and net income of $22 million, or $0.25 per fully diluted share, for the third quarter of 2013.

Redwood also reported estimated REIT taxable income of $18 million, or $0.21 per share, for the third quarter of 2014. This compares to estimated REIT taxable income of $14 million, or $0.17 per share, for the second quarter of 2014 and REIT taxable income of $20 million, or $0.24 per share, for the third quarter of 2013.

At September 30, 2014, Redwood reported a book value per share of $15.21, as compared to $15.03 at June 30, 2014, and $14.65 at September 30, 2013.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Monday, November 10, 2014, and make it available on Redwood’s website.

Redwood will host an earnings call today, November 6, 2014, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2014 financial results. The number to dial in order to listen to the conference call is 1-888-205-6875 in the U.S. and Canada. International callers must dial 1-913-312-0654. Callers should reference call ID #6289035. A replay of the call will be available through midnight on November 20, 2014, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #6289035. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood’s website following the call.

Cautionary Statement: This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Third Quarter 2014	Second Quarter 2014	First Quarter 2014	Fourth Quarter 2013	Third Quarter 2013
($ in millions, except share data)
Interest income	$63	$58	$55	$57	$58
Interest expense	(23)	(21)	(19)	(20)	(22)

Net interest income	40	37	36	38	36
Reversal of provision (provision) for loan losses	2	-	(1)	(4)	(2)

Net interest income after provision	42	37	35	34	34
Noninterest income
Mortgage banking activities, net	18	6	(1)	17	(9)
MSR income, net	6	(2)	1	6	3
Other market valuation adjustments, net	(4)	(4)	(6)	1	-
Realized gains, net	9	1	1	2	11

Total noninterest income (loss), net	29	1	(5)	25	5
Operating expenses	(21)	(22)	(20)	(20)	(22)
Other income (expense)	2	-	-	(12)	-
(Provision for) benefit from income taxes	(5)	-	2	(2)	5

Net income	$45	$16	$12	$25	$22

Average diluted shares (thousands)	96,956	85,033	84,941	84,395	84,422
Diluted earnings per share	$0.50	$0.18	$0.14	$0.29	$0.25
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1) Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share data)	2014	2013
Interest income	$177	$169
Interest expense	(64)	(62)

Net interest income	113	107
Reversal of provision (provision) for loan losses	1	-

Net interest income after provision	114	107
Noninterest income
Mortgage banking activities, net	24	85
MSR income, net	5	15
Other market valuation adjustments, net	(14)	(6)
Realized gains, net	11	23

Total noninterest income, net	25	117
Operating expenses	(64)	(67)
Other income	2	-
Provision for income taxes	(4)	(9)

Net income	$73	$148

Average diluted shares (thousands)	85,031	93,234
Diluted earnings per share	$0.84	$1.65
Regular dividends declared per common share	$0.84	$0.84

(1) Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Sep 2014	30-Jun 2014	31-Mar 2014	31-Dec 2013	30-Sep 2013
($ in millions, except share data)
Residential loans	$3,288	$2,724	$2,465	$2,166	$2,593
Commercial loans	498	469	491	432	380
Real estate securities	1,395	1,845	1,743	1,683	1,325
Mortgage servicing rights	135	71	65	65	60
Cash and cash equivalents	150	157	150	173	205
Other assets	146	112	93	89	98

Total Assets	$5,612	$5,379	$5,007	$4,609	$4,660

Short-term debt	$1,888	$1,718	$1,289	$863	$838
Other liabilities	104	97	100	81	81
Asset-backed securities issued	1,656	1,768	1,854	1,943	2,062
Long-term debt	697	547	513	476	472

Total liabilities	4,345	4,130	3,756	3,363	3,452
Stockholders’ equity	1,267	1,249	1,251	1,246	1,207

Total Liabilities and Equity	$5,612	$5,379	$5,007	$4,609	$4,660

Shares outstanding at period end (thousands)	83,284	83,080	82,620	82,505	82,389
GAAP book value per share	$15.21	$15.03	$15.14	$15.10	$14.65

(1) Certain totals may not foot due to rounding.

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